EXHIBIT 10.3

PROMISSORY NOTE

Amount: $10,000                  Date: May 1, 2008
San Antonio, Texas

For value received from ATSI Communications, Inc. (“Holder”), Fiesta Communications, Inc. (“Fiesta”) promises to pay Holder the principal sum of Four Thousand dollars ($10,000) with interest from date at the rate of eight percent (8%) per year.

Principal is payable in lawful money of the United States of America at 3201 Cherry Ridge, Suite C300, San Antonio, Texas 78230 or at such place as may later be designated by written notice from the Holder to Fiesta hereof, on the date and in the manner following:

All principal and accrued interest is due on or before three (3) months from the date of this note, or July 31, 2008.

This Note is not secured.

Both parties understand that the amount or value above does not exceed the maximum interest allowed by law, under the statutes of the state of Texas, and acknowledge that the terms are reasonable given the nature of the loan.

Fiesta Communications, Inc.

/s/ Arthur L. Smith
May 1, 2008